Exhibit 99.1

DATASEA INC.

PROXY CARD
2026 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [   ], 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [   ], attorney of the undersigned, with full power of substitution and revocation in each to vote any or all shares of Common Stock of Datasea Inc. (the “Company”) which the undersigned may be entitled to vote at the 2026 Special Meeting of Stockholders to be held on [   ], 2026, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

THE BOARD OF DIRECTORS (the “Board”) RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To: (i) approve and adopt the Merger Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and DIT (“DIT”), a BVI business company incorporated under the laws of the BVI and a wholly owned subsidiary of the Company (the “Merger”) pursuant to which the Company will merge with and into DIT, appended to the Merger Agreement (the “Plan of Merger”); (ii) approve the Merger of the Company with and into DIT in accordance with the Plan of Merger and the BVI Business Companies Act (As Revised) and Nevada laws following which the Company will cease to exist as a separate legal entity; and (iii) all other transactions contemplated by the Merger Agreement and related to the Merger;

☐ FOR ☐ AGAINST ☐ ABSTAIN

2. To approve that upon the effectiveness of the Merger and upon the Company’s receipt of the consent to repurchase and application for shares as duly executed by Zhixin Liu and Fu Liu, the Company shall repurchase 2,000,000 class A ordinary shares of DIT, with no par value (the “Class A Ordinary Shares”) held by Zhixin Liu and 2,000,000 Class A Ordinary Shares held by Fu Liu, all of which are fully paid shares, in consideration of and out of the proceeds of the new issuance of 2,000,000,000 class B ordinary shares of DIT with no par value (the “Class B Ordinary Shares”) to Zhixin Liu and 2,000,000 Class B Ordinary Shares to Fu Liu, and such issuance of a total of 4,000,000 Class B Ordinary Shares be and is hereby approved and confirmed (collectively, the “Share Exchange Proposal”).

☐ FOR ☐ AGAINST ☐ ABSTAIN

The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted “FOR” Proposal 1 and Proposal 2.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

Date: ___________, 2026

Signature:

Signature if held jointly:

Note: When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.